Exhibit 10.79

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between GREGORY A. BARBER (“Executive”) and RURAL/METRO CORPORATION, a Delaware corporation (and/or one or more of its subsidiaries as applicable, “Rural/Metro”). This Agreement shall be effective as of June 19, 2006 (the “Effective Date”).

R E C I T A L S

A. The Board of Directors of Rural/Metro believes it is in the best interests of Rural/Metro to employ Executive. The Board of Directors believes that Executive is, and is expected to continue to be, a key contributor to the success of Rural/Metro. Due to Executive’s experience, Executive has particular skills and knowledge that the Board of Directors believes are valuable to Rural/Metro, its customers and its financial stakeholders.

B. Rural/Metro has decided to offer Executive an employment agreement, and Executive has decided to accept such agreement, on the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1.	POSITION AND DUTIES.

Effective as of the Effective Date, Executive shall be Vice President and Controller, reporting to the Senior Vice President and Chief Financial Officer. Executive shall perform the duties of Executive’s position, as determined by Rural/Metro, in accordance with the policies, practices and bylaws of Rural/Metro. Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of Executive’s ability. Executive will devote Executive’s best efforts to the performance of Executive’s duties for, and in the business and affairs of, Rural/Metro. Rural/Metro reserves the right, in its sole discretion, to change or modify Executive’s position, title, service area(s), duties and/or reporting relationship.

2.	SIGNING BONUS; BASE SALARY.

As promptly as administratively practicable following the Effective Date, Executive shall receive a signing bonus of $25,000.

Executive’s initial annual base salary (“Base Salary”) shall be $215,000. Executive’s Base Salary will be paid in substantially equal periodic installments in accordance with Rural/Metro’s generally-applicable payroll practices. Executive’s Base Salary will be reviewed at least annually in accordance with Rural/Metro’s executive compensation review policies and practices. Rural/Metro agrees that it will not reduce Executive’s Base Salary by more than ten percent (10%) as compared to the Base Salary paid to Executive during the immediately prior year, unless Executive has agreed to said reduction or unless Rural/Metro makes an across-the-board reduction that applies to all similarly-situated executives.

3.	INCENTIVE COMPENSATION; MANAGEMENT INCENTIVE PROGRAM.

Executive shall be entitled to receive a bonus with respect to 2006 equal to 45% of Executive’s initial Base Salary, payable at the same time that bonuses based upon 2006 performance are paid to the Company’s senior executive participants in the Rural/Metro Management Incentive Program (“MIP”). Executive acknowledges that the date of payment of such bonuses is not fixed, though payment normally would be made with respect to 2006 performance in December 2006 or January 2007. The bonus payment referred to in the first sentence of this paragraph shall be subject only to Executive’s continued employment at the date of payment.

Commencing with 2007, Executive shall be eligible to participate in the MIP and to receive such incentive compensation as may be provided by the MIP. Executive acknowledges the discretionary nature of the MIP.

4.	TERMINATION.

This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b) Rural/Metro may elect to terminate this Agreement with or without “Cause,” as defined below; (c) Executive may elect to terminate this Agreement upon notice as provided below; or (d) this Agreement may terminate automatically upon Executive’s death or Disability pursuant to Section 7.

5.	TERMINATION BY RURAL/METRO

A.	Termination For Cause.

Rural/Metro may terminate this Agreement and Executive’s employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

For purposes of this Agreement, “Cause” shall be limited to discharge resulting from a determination by Rural/Metro that Executive: (a) has been convicted of (or has pleaded guilty or no contest to) a felony involving dishonesty, fraud, theft or embezzlement; (b) has repeatedly failed or refused, in a material respect to follow reasonable policies or directives established by Rural/Metro, if the failure or refusal has not been cured within ten (10) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; (c) has willfully and persistently failed or refused to attend to material duties or obligations imposed upon Executive under this Agreement, if the failure or refusal has not been cured within ten (10) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; or (d) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro or this Employment Agreement.

Because Executive is in a position which involves great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy. In addition, no generally applicable grievance policy shall apply to grievances by Executive regarding Executive’s employment relationship with Rural/Metro.

If this Agreement and Executive’s employment is terminated for Cause, Executive shall receive no Severance Benefits.

B.	Termination Without Cause.

Rural/Metro also may terminate this Agreement and Executive’s employment without Cause at any time after providing Executive with ten (10) days advance written notice. In the event this Agreement and Executive’s employment are terminated by Rural/Metro without Cause, Executive shall receive the Severance Benefits pursuant to Section 8. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice to Executive. For the avoidance of doubt, any action by Rural/Metro pursuant to the foregoing sentence shall not constitute a breach of this Agreement by Rural/Metro, and the foregoing sentence or any action by Rural/Metro pursuant thereto shall in no way limit or reduce the rights of Rural/Metro as provided elsewhere herein.

6.	TERMINATION BY EXECUTIVE.

Executive may terminate this Agreement and Executive’s employment at any time by giving thirty (30) days notice to Rural/Metro. If Executive terminates this Agreement and Executive’s employment pursuant to this Section 6, Executive shall not receive Severance Benefits pursuant to Section 8. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice of termination by Executive pursuant to Section 6. For the avoidance of doubt, any action by Rural/Metro pursuant to the foregoing sentence shall not constitute a breach of this Agreement by Rural/Metro, and the foregoing sentence or any action by Rural/Metro pursuant thereto shall in no way limit or reduce the rights of Rural/Metro as provided elsewhere herein.

7.	DEATH OR DISABILITY.

This Agreement will terminate automatically on Executive’s death. Any compensation or other amounts due to Executive for services rendered prior to Executive’s death shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate. No other amounts shall be payable to Executive’s heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

In the event Executive becomes “Disabled,” Executive’s employment hereunder shall automatically cease and terminate. Executive shall be considered “Disabled” or to be suffering from a “Disability” for purposes of this Section 7 if Executive is unable, after any reasonable accommodations required by the Americans with Disabilities Act or other applicable law, to perform the essential functions of Executive’s position because of a physical or mental impairment. In the absence of agreement between Rural/Metro and Executive as to whether Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled), such determinations shall be made by a licensed physician selected by Rural/Metro. If a licensed physician selected by Executive disagrees with the determination of the physician selected by Rural/Metro, the two physicians shall select a third physician. The decision of the third physician concerning whether Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled) shall be binding and conclusive on all interested parties.

8.	SEVERANCE BENEFITS.

If this Agreement and Executive’s employment are terminated without Cause by Rural/Metro as set forth in Section 5B, Executive shall receive the “Severance Benefits” provided by this Section. In addition, Executive also shall receive the Severance Benefits if Executive’s employment is terminated due to Disability as set forth in Section 7.

The Severance Benefits shall begin immediately following the effective date of termination of employment and, except as otherwise provided herein, will continue to be payable for a period (the “Benefit Period”) of twenty-four (24) months thereafter. However, notwithstanding anything herein to the contrary, the Benefit Period shall be twelve (12) months in the event that Severance Benefits are payable due to Disability.

The Executive’s Severance Benefits shall consist of the continuation of Executive’s then Base Salary for duration of the Benefit Period, less lawfully required withholdings, and shall be paid in accordance with Rural/Metro’s generally-applicable payroll practices. Such Severance Benefits shall be paid in lieu of any accrued vacation time. The Severance Benefits also shall consist of the continuation of any health, medical, dental, vision or pharmaceutical coverage that Executive was participating in as of the last day of active employment to the extent that Executive continues to be eligible for such coverages. These coverages shall be continued under COBRA beginning the first day of the month following the effective termination date and shall continue for the duration of the Benefit Period provided that Executive satisfactorily complies with all COBRA election and eligibility requirements. During the Benefit Period, Executive shall continue to pay the same premiums paid as of the last day of active employment. Executive’s life insurance coverage may be converted to an individual policy within 30 days of the effective termination date, if conversion is then available under the applicable policy. Upon conversion, the cost of maintaining an individual policy resides with Executive.

If Executive voluntarily terminates this Agreement and Executive’s employment, or if Rural/Metro terminates the Agreement and Executive’s employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive’s death or retirement.

Severance Benefits and Executive’s right to exercise any stock options shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in Section 10, or the Covenant-Not-To-Compete, as set forth in Section 11. Only material violations will result in the loss of Severance Benefits and the ability to exercise stock options.

The payment of Severance Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment and Executive’s Severance Benefits shall not be impacted by Executive’s failure to “mitigate.”

In order to receive the Severance Benefits, Executive must execute any release reasonably requested by Rural/Metro of claims that Executive may have in connection with Executive’s employment with Rural/Metro.

9.	BENEFITS.

A.	Benefit Plans, Insurance, Options, etc.

Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, equity compensation or incentive plans, disability plans, life insurance plans and health, medical, dental, vision and pharmaceutical plans available to other Rural/Metro executive employees from time to time, subject to any limitations or restrictions (including waiting periods) specified in said plans. Executive acknowledges and agrees that Executive’s participation (or the extent of participation) in certain of such plans is discretionary with Rural/Metro.

B.	Vacation.

Executive is entitled to paid vacation during each calendar year, with the amount and scheduling of such vacation to be determined in accordance with Rural/Metro’s vacation policies as in effect from time to time. If Executive does not take the full vacation available in any year, the unused vacation may not be carried over to the next calendar year, and Executive will not be compensated for it.

10.	CONFIDENTIALITY; NON-DISCLOSURE; OWNERSHIP OF WORK.

A.	Confidentiality; Non-Disclosure.

During the course of Executive’s employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to Executive’s senior position with Rural/Metro, Executive acknowledges that Executive regularly receives Confidential and Proprietary Information with respect to Rural/Metro on a consolidated basis at the holding company level, and with respect to each and every one of Rural/Metro’s business units and operations (including business units and operations with respect to which Executive does not have direct operational or other responsibilities); for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” In the event Executive’s employment is terminated by either party for any reason, Executive promises that Executive will not, retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, CD-ROMs, etc.) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement, (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use, (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by Rural/Metro for release or other use by the Executive. The provisions of this paragraph shall survive the termination of this Agreement.

B.	Ownership of Work, Materials and Documents.

All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies thereof or reproductions, in whatever media form, relating to Rural/Metro’s trade secrets, operations, activities, or business, made or received by Executive during any past, present or future employment with Rural/Metro are and shall be works made for hire and are, or shall become the exclusive property of Rural/Metro. Immediately upon Rural/Metro’s request at any time during or following the term of this Agreement, Executive shall return to Rural/Metro any and all Confidential and Proprietary Information and any other property of Rural/Metro then within Executive’s possession, custody and/or control. Failure to return Rural/Metro’s property, whether during the term of this Agreement or after its termination, shall be a breach of this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

11.	COVENANT-NOT-TO-COMPETE.

A.	Interests to be Protected.

The parties acknowledge that during the term of Executive’s employment, Executive will perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro’s clients on a first-hand basis (including, due to Executive’s senior position with Rural/Metro, clients in areas with respect to which Executive may not have direct operational or other responsibility), and Executive will gain valuable insight as to the clients’ operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro’s Confidential and Proprietary Information.

The parties also expressly recognize and acknowledge that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro’s business.

The parties acknowledge that these covenants set forth throughout this Section 11 have an extended duration; however, they agree that these covenants are reasonable and necessary for the protection of the legitimate business interests of Rural/Metro.

For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

B.	Devotion to Employment.

Executive shall devote substantially all Executive’s business time and efforts to the performance of Executive’s duties on behalf of Rural/Metro. During Executive’s term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro’s business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Rural/Metro activities shall be conducted in compliance with Rural/Metro’s corporate governance policies and other policies and procedures as in effect from time to time.

C.	Non-Solicitation of Clients.

During the term of Executive’s employment with Rural/Metro and for a period, after the termination of employment with Rural/Metro, equal to two (2) years (the “Non-Compete Period”), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit client(s) or prospective clients of Rural/Metro with whom (i) Executive worked as an employee of Rural/Metro at any time prior to termination, or at the time of termination; or (ii) about whom Executive possessed or had access to Rural/Metro’s Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such client(s) or prospective client(s) services that are the same, similar, or related to the services that Rural/Metro provides, or has prepared or offered to provide, to such client(s) or prospective client(s).

D.	Non-Solicitation of Employees.

During the term of Executive’s employment with Rural/Metro and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire, and/or hire any Rural/Metro employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Rural/Metro. For the purposes of this Section 11D, “Rural/Metro employee” shall mean any individual who (i) is employed by or who works a s a contractor for Rural/Metro at any time during the twelve (12) month period preceding the termination of this Agreement, or (ii) is employed by or who works as a contractor for Rural/Metro at any time during the Non-Compete Period.

E.	Competing Business.

During the term of this Agreement and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Rural/Metro, which would be in competition with any Rural/Metro line of business, in any geographical service area where Rural/Metro is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of this Agreement. Without limiting the foregoing or any other aspect of this Covenant-not-to-Compete, Executive further specifically acknowledges and agrees that the limitations set forth in this Section 11.E expressly preclude competitive activity of any nature in any geographical service area by Executive for or on behalf of American Medical Response (AMR) or any of AMR’s successors or assigns. If the geographical service areas described above in this Section 11.E should be found by a court to be unreasonable in scope, then the geographical service areas applicable herein shall be the geographical service areas in which Executive performed Executive’s duties pursuant to this Agreement. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, performing the same or similar services as those provided by Rural/Metro.

Executive specifically acknowledges and agrees that Rural/Metro is engaged in business in the State of California and that the restrictions on Executive’s activities during the Non-Compete Period, as described herein, extend to Rural/Metro’s business activities in California. Executive has been informed of and has read and is familiar with Section 16600 of the California Business and Professional Code, which section provides:

“Except as provided in this chapter, every contract by which anyone is restrained from engaging in a lawful profession, trade, or business of any kind is to that extent void.”

Executive specifically agrees and acknowledges that this Agreement is not intended nor does it purport to impose on Executive restrictions within the State of California that are impermissible under California law. Executive therefore waives all rights under California Business and Professional Code Section 16600 and any other state or federal statute or common law principle of similar effect, including any public policy claims arising under Section 16600.

F.	Extension of Period.

Executive agrees that the Non-Compete Period referred to in subsections C, D and E shall be extended for a period of time equal to the duration of any breach of this Agreement by Executive.

G.	Judicial Amendment.

If the scope of any provision of Sections 10 or 11 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 10 or 11 of this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

H.	Injunctive Relief, Damages and Forfeiture.

Due to the nature of Executive’s position with Rural/Metro, and with full realization that a violation of Sections 10 and 11 will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro’s interests, Executive understands and agrees that in addition to instituting arbitration proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with a court action for injunctive relief in any state or federal court of competent jurisdiction in Maricopa County, Arizona, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive. In any action brought pursuant to this Section 11H, the prevailing party shall be entitled to an award of Executive’s or its attorney’s fees and costs.

I.	Survival.

The provisions of this Section 11 shall survive the termination of this Agreement.

12.	BUSINESS EXPENSES.

Rural/Metro will reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with Rural/Metro’s policies, incurred by Executive on behalf of Rural/Metro.

13.	AMENDMENTS.

This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. Accordingly, there are no side agreements or verbal agreements other than those which are stated above. Any amendment, modification or change in this Agreement must be done so in writing and signed by both parties.

14.	SEVERABILITY.

In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

15.	GOVERNING LAW.

The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

16.	DISPUTE RESOLUTION.

A.	Mediation.

Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 16D. Notwithstanding the foregoing, either Executive or Rural/Metro may seek preliminary judicial relief in any state or federal court of competent jurisdiction in Maricopa County, Arizona based upon a belief that such action may be necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 16. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona within thirty (30) days of the date of selection or appointment of the mediator.

B.	Arbitration.

In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 16D. The mediator shall not serve as arbitrator. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL CLAIMS AND DISPUTES OF ANY TYPE WHATSOEVER WHICH ARISE OUT OF OR RELATE IN ANY WAY TO THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, WRONGFFUL TERMINATION, NEGLIGENT MISPREPRESENTATION, FRAUD, DEFAMATION, OR ANY CLAIMS OF AGE, RACE, SEX, OR OTHER DISCRIMINATION, RETALIATION OR HARASSMENT ARISING UNDER THE AMERICANS WITH DISABILITIES ACT (42 U.S.C. §§ 12101 ET SEQ.), THE AGE DISCRIMINATION IN EMPLOYMENT ACT (29 U.S.C. §§ 621 ET SEQ.) AND OLDER WORKERS’ BENEFIT PROTECTION ACT (29 U.S.C. § 626(F)), THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT (29 U.S.C. §§ 1001 ET SEQ.), THE FAIR LABOR STANDARDS ACT (29 U.S.C. §§ 201 ET SEQ.) AND EQUAL PAY ACT (29 U.S.C. § 206(D)), THE FAMILY MEDICAL LEAVE ACT (29 U.S.C. §§ 2611 ET SEQ.), THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT (29 U.S.C. § 1001 ET SEQ.), TITLE VII OF THE CIVIL RIGHTS ACT (42 U.S.C. § 2000E), UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT ACT (38 U.S.C. §§ 4301 ET SEQ.), THE WORKER ADJUSTMENT AND RETRAINING ACT (29 U.S.C. §§ 2101 ET SEQ.), THE ARIZONA CIVIL RIGHTS ACT (A.R.S. §§ 41-1441 ET SEQ.), THE ARIZONA EMPLOYMENT PROTECTION ACT (A.R.S. § 23-1501), AND/OR ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGULATION, ORDINANCE CONSTITUTION, CHARTER, STATUTE, RULE OR REGULATION, AND TORT CLAIMS OF ANY KIND WHATSOEVER; ANY OTHER COMMON-LAW OR STATUTORY CLAIMS; CLAIMS FOR SALARY, WAGES, VACATION PAY, SEVERANCE PAY, BONUS PAYMENTS, STOCK OPTIONS OR EARNINGS OF ANY KIND, FRINGE BENEFITS, MEDICAL OR HOSPITAL EXPENSES OR BENEFITS, LITIGATION EXPENSES, ATTORNEYS’ FEES, EMPLOYMENT REINSTATEMENT, COMPENSATORY DAMAGES OF ANY KIND, LIQUIDATED OR STATUTORY DAMAGES, PUNITIVE DAMAGES, AND ANY AND ALL OTHER DAMAGES, SHALL BE RESOLVED PURSUANT TO THIS AGREEMENT AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within thirty (30) days of the date of the hearing unless the parties otherwise agree.

C.	Damages.

In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. The arbitrator may award fees, including attorneys’ fees, to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that Court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

D.	Selection of Mediator or Arbitrator.

The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within thirty (30) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from AAA. Executive shall have the first strike.

17.	MISCELLANEOUS.

A.	Non-Waiver.

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

B.	Construction; Counterparts.

This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

C.	Successors and Assigns.

Executive may not assign this Agreement. This agreement shall inure to the benefit of and shall be binding upon the parties’ successors and Rural/Metro’s assigns.

D.	Notices.

All notices required or permitted to be given hereunder shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided, addressed, when to Executive, at the last known mailing address in Rural/Metro’s human resources files, and, when to Rural/Metro, at the mailing address of the corporate headquarters and to the attention of Rural/Metro’s Corporate Secretary, and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Agreement.

EXECUTIVE	RURAL/METRO CORPORATION

/s/ Gregory A. Barber	By:	/s/ Jack Brucker
Gregory A. Barber		Jack Brucker
Chief Executive Officer and President

Dated: May 24, 2006	Dated: 5/31/, 2006